ADVISORY BOARD CONSULTING AND COMPENSATION AGREEMENT

This Advisory Board Consulting and Compensation Agreement (this "Agreement") dated May 15, 2015, between American Housing Income Trust, Inc,, a publicly reporting Maryland corporation with an address for mailing purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and its affiliates and assigns (the "Company") and Sean Zarinegar (the "Advisor"), who has a mailing address for notice purposes of 42132 North Mountain Cover Drive in Anthem, Arizona 85086.

                WHEREAS, the Company has offered Advisor a position on its Board of Directors.

WHEREAS, the Advisor has agreed to serve as a member of the Board of Directors pursuant to the terms and conditions of this Agreement.

WHEREAS, accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  RETENTION. The Company hereby retains the Advisor effective May 15, 2015 (the "Effective Date") through the issuance of 1,000,000 shares of common stock in the Company upon the Company's confirmation of the approval of the reverse stock split currently pending with FINRA, and to the extent such split is not approved, an equivalent issuance based on the same percentage against issued and outstanding shares in the Company, and in consideration, the Advisor hereby agrees to become an Advisor to the Board for the Term provided in Section 3 to render the services described in Section 2.

2.  DUTIES.

2.1 Assignment of Duties.  During the Term, as defined in Section 3 of this Agreement, the Advisor shall be available to the Company to provide such consulting and other services as may reasonably be required of him by the Board.

2.2 Availability. The Advisor agrees to devote to the Company such time as shall be necessary for the effective conduct of his duties hereunder.  Advisor shall be permitted to engage in outside business and other interests that do not conflict with such duties, such as, but not limited to, continuing with his current employment.

           3.   TERM.  The term of the Advisor's retainer under this Agreement (the "Term") shall commence on the Effective Date and shall expire upon the occurrence of an event under Section 5 of this Agreement.

           4.   COMPENSATION.

           4.1 Cash Portion of Consulting Fee.  The Company shall pay Advisor an annual fee equal to $120,000 or 1% of the Company's assets as reported on its year-end balance sheet, whichever is greater, unless, an opinion of counsel or the Company's auditors conclude that the asset-based compensation limits or impairs the Company's intent of becoming a real estate investment trust or impairs the Company's status as a publicly reporting company in good standing under the rules promulgated by the United States Securities and Exchange Commission. The Consulting Fee shall be payable at the same time, in the same manner, and  following the same procedures as apply to directors' fees paid to non-employee directors of the Company.  All such payments shall be paid on a "1099" basis.

4.2 Equity Portion of Consulting Fee.  The Company recognizes that the Advisor is a significant independent contractor to the Company.  In addition to providing advisory services to the Board of Directors based on his education, experience and training in the business operating by the Company, the Advisor is incurring risk and exposure in guaranteeing the First Key debt service, which ultimately benefits the Company and its shareholders. Recognizing that the consideration in Section 4.1 does not completely compensate the Advisor, the Company has agreed to issue the Advisor or his designee a total of 3,000,000 shares of the Company's common stock (post-split, as process by the Company effective May 8, 2015) on the first, second and third anniversary.  The Company agrees to issue these shares into its treasury for future issuance to the Advisor with a legend indicating that the shares are for future issuance under the terms of this Agreement. The Advisor and the Company acknowledge that, concomitant with the execution of this Agreement, the Company is effectuating a Stock Exchange and Restructuring Agreement ("SEA") with ARP and "ARP Members," as defined under the SEA.  In the event counsel for the Company or its tax advisors advise the Company that the stock issuance to the Advisor under this Section 4.2 might impair the intended tax-free reorganization under the SEA, the Company shall agree to hold the shares under this Section 4.2 in escrow until such time the Board of Directors and its advisors conclude that the shares may be issued in any manner that does not interfere with the intended tax free restructuring of the Company. The compensation provided for in Sections 4.1 and 4.2 are referred to herein as the "Consulting Fee."

           4.3 No Offset Effect. Any other compensation received by Advisor for services performed for the Company or its affiliates shall not operate as an offset to the Consulting Fee, or an offset to any amounts due and owing under the Operations Agreement.

           4.4 Expense Reimbursement.  The Company shall reimburse Advisor for all reasonable out-of-pocket expenses related to travel and miscellaneous expenses incurred in carrying out his duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by Advisor in such form as required by the Company and consistent with the Company's policy.

           5.   TERMINATION.

           5.1 Termination Upon Death or Disability. In the  event of Advisor's death or total  disability  (defined as the  Advisor's inability to perform his duties under this Agreement for three (3) consecutive  fiscal quarters)  during the Term, this Agreement  shall  terminate  on the  date  of  such  death  or disability; provided that, such termination shall not relieve the Company of its obligations  to make the  payments  as  described in Section 4 hereof accrued through the date of such termination.

           5.2 Termination for Cause; Voluntary Termination Prior to Term-End.  The Company may terminate this Agreement for "Cause" at any time and without notice. The Company shall have "Cause" to terminate this Agreement if (a) Advisor breaches any provision of this Agreement or (b) Advisor engages in conduct which is intentionally injurious to the Company as determined by the Board. It is not considered termination for "Cause" if the Advisor is terminated through a majority vote of the shareholders entitled to vote.

If Advisor is terminated by the Company for Cause or if the Advisor voluntarily terminates his services prior to the end of the Term (other than due to the Advisor's death or disability), in consideration of a release of any actual or perceived claims the Advisor might have against the Company, within three weeks from the date of termination, the Advisor may send confirmation of his release of any and all claim, and in turn, the Company shall pay the Advisor fifty-percent (50%) of the balance due and owing over the balance of the Term (the "For Cause Severance Payment"). The Company shall pay half of the For Cause Severance Payment within sixty (60) days of Advisor's confirmation of release, and the balance within sixty (60) days thereafter.

In the event the Company does not pay the For Cause Severance Payment as agreed upon herein, the Advisor may elect to either retract his confirmation of release, or demand a note in the amount due and owing earning six-percent interest per annum requiring twelve equal monthly installments due on the 1st day of each successive month (the "Note Obligation").  The Parties agree that the Note Obligation does not need to be memorialized in a separate agreement, unless the Parties mutually agree otherwise.  In the event of breach of the Note Obligation, the confirmation of release shall be null and void, and the Advisor shall retain any and all rights, claims and actions against the Company, including but not limited to, the amounts due under the Note Obligation.

           5.3 Termination by the Company other than for Cause. If Advisor is terminated by the Company other than for Cause prior to the end of the Term, or is terminated by vote of the majority of shareholders entitled to vote, Advisor shall be entitled to payment of one-hundred percent (100%) of the balance due and owing over the balance of the Term (the "No Cause Severance Payment"). The Company shall pay half of the No Cause Severance Payment within sixty (60) days of Advisor's confirmation of release, and the balance within sixty (60) days thereafter.

In the event the Company does not pay the No Cause Severance Payment as agreed upon herein, the Advisor may elect to either retract his confirmation of release, or demand a note in the amount due and owing earning six-percent interest per annum requiring twelve equal monthly installments due on the 1st day of each successive month (the "Note Obligation").  The Parties agree that the Note Obligation does not need to be memorialized in a separate agreement, unless the Parties mutually agree otherwise.  In the event of breach of the Note Obligation, the confirmation of release shall be null and void, and the Advisor shall retain any and all rights, claims and actions against the Company, including but not limited to, the amounts due under the Note Obligation.

5.4 Voluntary Termination. In the event the Advisor resigns from the Board of Directors, and voluntarily terminates this Agreement, the Advisor agrees to waive any and all remaining amounts due as a Consulting Fee, but retains the right to reimbursement of any expenses.

5.5 Equity Portion of Compensation In The Event of Termination.  Regardless of the basis for termination under Section 5.1 through Section 5.5 herein, the Company shall issue the shares of common stock identified in Section 4.2, above, within fifteen (15) days of the notice of termination.

           6.   CONFIDENTIALITY.

           6.1 Confidentiality of Trade Secrets or Proprietary Information.  The Advisor acknowledges that, during Advisor's service with the Company, Advisor will have access to proprietary information, trade secrets, and confidential material of the Company and its affiliates, successors and assigns, including, without limitation, information concerning the Company's operations, policies and procedures, present and future business plans, financial  information, budgets and projections, methods of doing business, and marketing, research and development activities and strategies (the "Confidential  Information").  Except as required as the Member of PRM under the Operations Agreement, the Advisor agrees, without limitation in time or until the Confidential Information shall become public other than by Advisor's unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using the Confidential Information to the detriment of the Company or its affiliates, successors or assigns, or for any other purpose or no purpose.

           6.2 Enforceability of Provisions/Remedies. Advisor agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Company.  Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Advisor from any court having jurisdiction over the matter, restraining any further violation of this Section 6 by Advisor.

7.   INDEMNIFICATION.  The Company agrees to indemnify, protect, defend and hold the Advisor and his estate, heirs, and personal  representatives, harmless from and against any actual or threatened  action, suit or proceeding, whether civil, criminal,  administrative or investigative  (hereinafter a "Proceeding"), and  all  losses,  liabilities,  damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Advisor in good faith and, to the best of his or her knowledge, in a lawful manner.

8.  ERRORS AND OMISSIONS INSURANCE. The Company agrees to secure at its own cost and expense errors and omissions insurance, or similar forms of insurance, it determines to be satisfactory to protect against foreseeable risks, errors and omissions in Advisor performing as a director of the Board of Directors of a publicly-traded corporation.  The Company agrees to notify Advisor in writing of the securing of such a policy(ies) upon receipt of the same, and shall produce to Advisor within a reasonable period of time the applicable declaration page(s).

9.   OTHER PROVISIONS.

9.1 Independent Contractor Status. Advisor hereby acknowledges that Advisor's services to the Company during the Term of this Agreement will be as an independent contractor and not as an employee and even if Advisor is subsequently determined to have been an employee during such Term, he waives any rights he might have to benefits of any type whatsoever, from and after the Effective Date, except as specifically provided for herein.

9.2 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail to the addresses stated in the introductory paragraph or twenty-four (24) hours if sent via facsimile or electronic mail. Either party to this Agreement may use such other address as either party may from time to time designate by notice.

9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.4 Waivers and Amendments.  This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  Each of the sections contained in this Agreement shall be enforceable, independently of every other section in this Agreement, and the invalidity or enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce the nearest enforceable economic equivalent.

9.5 Survival upon Sale or Acquisition.  This Agreement shall be considered an asset of the Company, and shall be assumed by any entity acquiring the tangible and intangible assets of the Company.

9.6 Governing Law. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Maryland, without reference to principles of conflict of law.

9.7 Assignment. The services to be rendered by Advisor hereunder are personal in nature and, thus, the obligations of Advisor under this Agreement may not be assigned to any other party.

9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

9.9 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.10 Joint Drafting, Negotiation and Conflict Waiver. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement.  Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form. The Advisor acknowledges that Paesano Akkashian, P.C. ("Paesano Akkashian") has disclosed to it that it is legal counsel to the Company, and that it does not represent the Advisor in conjunction with this Agreement, even though Paesano Akkashian represents the Advisor in unrelated matters. The Advisor acknowledges that Paesano Akkashian has advised him that an actual or perceived conflict of interest may exist.  The Advisor acknowledges that Paesano Akkashian has thoroughly explained the conflict, and to the extent such a conflict exists, the Advisor waives the conflict.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AGREED:

ADVISOR                                                                           AMERICAN HOUSING INCOME TRUST, INC.

/s/ Sean Zarinegar___________________              /s/ Eric Stoffers____________________________
Sean Zarinegar                                                                           By: Eric Stoffers
Chairman of the Board of Directors